SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTIONS 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): February 28, 2006
UNIVERSAL ELECTRONICS INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-21044 (Commission File No.)	33-0204817 (I.R.S. Employer Identification No.)
6101 Gateway Drive
Cypress, California 90630
(Address of principal executive offices, with Zip Code)
(714) 820-1000
(Registrant’s telephone number, including area code):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 Other Events
SIGNATURES

Item 8.01 Other Events
Rule 10b5-1 promulgated under the Securities Exchange Act of 1934 permits an individual who is not then in possession of material nonpublic information to establish a prearranged plan to buy or sell stock. The rule allows an individual to buy or sell shares of stock at a specific price in the future, regardless of any subsequent material nonpublic information.
J.C. Sparkman, a member of the Board of Directors of Universal Electronics Inc., also has established a trading plan in accordance with Rule 10b5-1. Under the plan, Mr. Sparkman intends to sell no more than 15,000 shares of Universal Electronics common stock until December 31, 2006 from time to time, subject to certain specified price limits. These shares include shares issued upon the exercise of stock options granted to him as an outside director. This process will facilitate the orderly exercise of stock options and the sale of common stock for Mr. Sparkman’s personal financial planning purposes with the goal of minimizing any market impact and avoiding any concerns about the timing of the transactions.
Richard A. Firehammer, Jr., Senior Vice President, General Counsel and Secretary of Universal Electronics Inc., has established a trading plan in accordance with Rule 10b5-1. Under the plan, Mr. Firehammer intends to sell no more than 59,339 shares of Universal Electronics common stock until June 1, 2006 from time to time, subject to certain specified price limits. These shares include shares issued upon the exercise of employee stock options. This process will facilitate the orderly exercise of employee stock options and the sale of common stock for Mr. Firehammer’s personal financial planning purposes with the goal of minimizing any market impact and avoiding any concerns about the timing of the transactions.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Universal Electronics Inc.
Date: February 28, 2006	By:	/s/ Bryan Hackworth
Bryan Hackworth
Chief Accounting Officer (Principal Financial Officer)